UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 31, 2014

SURNA INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54286	27-3911608
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

1780 55th St., Suite C Boulder, Colorado 80301 USA
(Address of principal executive offices)

(303) 993-5271
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On March 31, 2014 the Board of Directors of SURNA entered into a binding Membership Interest Purchase Agreement with Hydro Innovations, LLC, a Colorado limited liability company, subject to audit and valuation, wherein SURNA acquired 100% of the Membership Interests of Hydro Innovations, LLC as well as all assets of the Company, all Hydro Innovation, LLC intellectual property, trade names, customer lists, physical properties and any and all leasehold interests in those venues where such business(es) are located and operating.

Furthermore SURNA entered into an exclusive license agreement, in perpetuity, for the use of Stephen Keen and Brandy Keen’s provisional patent pending #61/940578 air conditioning condenser attachment for high efficiency liquid chillers (“Chiller Patent”), and rights appurtenant thereto, including exploitation of the Trademarked “Heat Shield” brand and any and all other intellectual properties now existing or otherwise created by Stephen Keen and Brandy Keen.

Under the terms of the License Agreement, Stephen Keen and Brandy Keen will be entitled to receive a 10% commission on net revenue (defined as gross revenue less directly cost of goods sold and installation costs) derived from the sale and installation from all products using the licensed intellectual property.

The total purchase price to be paid to Stephen and Brandy Keen for the interests and all lease assignments shall be Five Hundred Thousand Dollars and No Cents ($500,000.00).  The valuation of the subject property is subject to an audit to confirm the value.  If the value is less than the $500,000.00 estimate then the total purchase price shall be subject to redetermination.  The $500,000.00 shall be paid $250,000.00 in cash or common SRUNA stock, at SURNA’s sole discretion, spread over five (5) payments of $50,000.00 each and a Promissory Note for $250,000.00.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 4th of April, 2014.

SURNA INC.

BY:	/s/ Tom Bollich
Tom Bollich, Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description

Exhibit 2.1	Membership Interest Purchase Agreement
Exhibit 2.2	Exclusive License Agreement

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